UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2022

Americas Technology Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-39807	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16500 Dallas Pkwy #305 Dallas, TX	75248
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 396-5927

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Ordinary Share and one-half of Redeemable Warrant	ATA.U	The New York Stock Exchange

Ordinary Shares, par value $0.0001 per share	ATA	The New York Stock Exchange

Warrants, each whole warrant exercisable for one Ordinary Share for $11.50 per share	ATA WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on June 1, 2022, Americas Technology Acquisition Corp., a Cayman Islands exempted company (together with its successors, including following continuation out of the Cayman Islands and into the State of Delaware so as to domesticate as a Delaware corporation, “ATAC”), entered into an Agreement and Plan of Merger (as amended pursuant to that certain First Amendment to Agreement and Plan of Merger, dated July 26, 2022, and as may be further amended or supplemented from time to time, the “Merger Agreement”) with Rally Communitas Corp., a Delaware corporation (“Rally” or the “Company”), Americas Technology Acquisition Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of ATAC (“Pubco”), Americas Technology Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (the “Purchaser Merger Sub”), Americas Technology Company Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (the “Company Merger Sub” and together with Purchaser Merger Sub, the “Merger Subs”), Jorge E. Marcos, in the capacity as the representative from and after the effective time of the Merger (as defined below) (the “Effective Time”) of the stockholders of Pubco (other than the Rally Security Holders and their successors and assignees) (the “Purchaser Representative”), and Numaan Akram, in the capacity as the representative of the Rally Security Holders from and after the Effective Time (the “Seller Representative”), pursuant to which, as of the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), ATAC and Rally will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company.

On November 8, 2022, ATAC, Rally, Pubco, the Seller Representative and the Purchaser Representative entered into an amendment (the “Second Amendment”) to the Merger Agreement. On November 16, 2022, ATAC, Rally, Pubco, the Seller Representative and the Purchaser Representative entered into a subsequent amendment (the “Third Amendment”) to the Merger Agreement.

The Third Amendment clarifies and revises certain provisions of the Merger Agreement relating to the fact that the parties to the Merger Agreement have mutually agreed that: (i) at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Pubco will not issue securities previously referred to in the transaction documents as “Contingent Value Rights” or “CVRs”, resulting in various changes to definitions and terms reflected in the Merger Agreement and other transaction documents, (ii) that the size of Pubco’s board of directors (the “Pubco Board”) immediately after the Closing will initially include five (5) members, with the size of the Pubco Board to be increased as promptly as practicable to include additional directors qualifying as independent in accordance with rules of The New York Stock Exchange (or other relevant national securities exchange), (iii) the condition to Closing set forth in Section 7.2(d)(iv) the Merger Agreement, requiring that the Purchaser and certain investors have entered into Support Subscription Agreements as described in the Merger Agreement, shall be removed from the Merger Agreement, along with corresponding terms and definitions in the Merger Agreement and other transaction documents, and (iv) the condition to the Closing set forth in Section 7.1(h) of the Merger Agreement, waivable by ATAC and Rally, is revised to reflect that, at the Closing, ATAC and Pubco have cash and cash equivalents, including funds remaining in ATAC’s Trust Account established at the time of its initial public offering (after giving effect to the completion and payment of redemptions by ATAC shareholders and payment of each party’s transaction expenses (to the extent due and unpaid at Closing)) and the aggregate amount of any Purchaser Transaction Financing at least equal to $10 million.

Other than as expressly modified pursuant to the Third Amendment, the Merger Agreement, which was previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by ATAC with the Securities and Exchange Commission (the “SEC”) on June 7, 2022, the First Amendment, which was previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by ATAC with the SEC on July 26, 2022, and the Second Amendment, which was previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by ATAC with the SEC on November 8, 2022, remains in full force and effect as originally executed on June 1, 2022, July 26, 2022, and November 8, 2022, respectively. The foregoing description of the Second Amendment does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Third Amendment attached hereto as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
2.1	Third Amendment to Agreement and Plan of Merger, dated as of November 16, 2022, by and among Americas Technology Acquisition Corp., Rally Communitas Corp., Americas Technology Acquisition Holdings Inc., Jorge E. Marcos, in the capacity as the Purchaser Representative thereunder, and Numaan Akram, in the capacity as the Seller Representative thereunder
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2022

AMERICAS TECHNOLOGY ACQUISITION CORP.

By:	/s/ Jorge E. Marcos
	Name:	Jorge E. Marcos
	Title:	Chief Executive Officer